Exhibit 99.1

National Holdings Corporation Reports Financial Results, including Record Revenue, for the Fiscal 2020 Third Quarter

NEW YORK, NY, August 13, 2020 – National Holdings Corporation (NASDAQ: NHLD) (“National” or the “Company”), a leading full service independent brokerage, investment banking, trading and asset management firm providing diverse services including tax preparation, today announced its financial results for the 2020 fiscal third quarter.

Financial Highlights:

■	Record revenue of $61.7 million versus $50.8 million for the fiscal 2019 third quarter.

■	Loss before other income and income taxes was $0.6 million versus a profit of $1.2 million in the prior-year quarter.

■

Net loss of $0.4 million compared to net income of $1.1 million recorded in the prior-year quarter. The current quarter was negatively impacted by several expense items. The net loss narrowed substantially from the $2.5 million recorded in the fiscal 2020 second quarter.

■	Quarterly adjusted EBITDA of $2.2 million, up from the $2.0 million recorded in the third quarter of fiscal 2019.

■	Cash of $30.6 million and no term debt as of June 30, 2020, versus cash of $30.4 million and no term debt as of September 30, 2019.

■	Total stockholders’ equity of $47.8 million as of June 30, 2020, versus $51.6 million as of September 30, 2019.

Management Commentary

Michael Mullen, Chief Executive Officer of National stated, “Despite the disruption brought on by the COVID-19 pandemic, we finished the quarter with a record $61.7 million in revenue. Commissions and related revenue was particularly strong at $34 million, as the market volatility increased trading volume. Banking and private shares revenue began the quarter non-existent, as the market volatility caused by the pandemic forced issuers to the sidelines and delayed other opportunities. However, both of these important business lines rebounded in the last five weeks of the quarter to finish at $14.7 million. Investment advisory revenue continues to grow due to our successful recruiting and onboarding of high caliber advisors with large books of advisory business. We finished the quarter with $8.7 million in investment advisory revenue, which is up 43% over the prior year’s quarter, not including the carried interest from the successful liquidation of one of our private shares special purpose vehicles. In addition, the Winslow Evans & Crocker business is now recognized in our financial statements, which contributed as well to our advisory growth. Tax revenue continues to grow, and due to the tax filing deadline having been extended to July 15, we expect the contribution of tax services to our fiscal fourth quarter will exceed normal revenue levels.”

He continued, “We finished the quarter with a loss of $0.4 million and an increase in adjusted EBITDA to $2.2 million. Our profitability was impacted by the pandemic causing lower revenue contribution of our banking and private shares businesses, which contribute our highest margins, and certain expense items not related to our core operating performance.

Lastly, I am pleased to announce that FINRA has approved the Continuing Membership Application (CMA or 1017) for our United Advisors acquisition. We expect that deal to close in our fiscal fourth quarter and to be accretive to our business in Fiscal 2021.”

Revenue

Market volatility drove another strong brokerage commission revenue quarter. This combined with a positive recovery in investment banking and private shares, and continuing growth in our investment management business, all helped to produce a record revenue quarter totaling $61.7 million.

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Commissions and related revenue increased by $9.6 million, or 40%, from the third quarter of fiscal 2019, to $34 million on market volatility induced increases in trading volume, and the consolidation of Winslow, Evans & Crocker (“Winslow”) in fiscal 2020. The prior-year period was weaker than normal due to lingering negative economic pressures from early in the year including trade negotiations and the U.S. Government shutdown. For the nine-month period, revenue of $94.7 million increased $19.9 million, or 27%, from $74.9 million in the prior-year period. The Winslow consolidation, pandemic induced market volatility over the last two quarters, and positive registered representative recruiting all contributed to the increase versus the weaker prior year period.

●

Investment banking revenue decreased by $1.1 million to $14.7 million compared to the third quarter of fiscal 2019, down 7%. This business recovered nicely however from the very weak fiscal second quarter of 2020 ($7.6 million). The emergence of the Coronavirus during this period has had a significant impact on the number of deals and therefore revenue generating capability of this business. For the nine-month period, investment banking revenue decreased $15.2 million to $37.5 million, down 29%. We anticipate a recovery occurring in this business as our pipeline continues to strengthen, however the declines in year-to-date revenue have had a negative impact on our gross margins as this is our most profitable revenue category.

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Revenue from investment advisory increased by $1.1 million to $8.7 million, a 15% increase from the prior quarter. Excluding carried interest recognition in the prior-year quarter, revenue growth on operating revenue in this category increased 43% during the quarter. Our strategy of encouraging more balanced portfolios and continuing to recruit high quality registered representatives is working, as assets under management and therefore recurring revenue continued to grow in the quarter. The addition of Winslow in fiscal 2020 has also contributed to AUM and revenue growth. For the nine-month period, revenue increased to $25.4 million from $18.9 million, up $6.4 million, or 34% from the prior-year period. Excluding carried interest in the year-to-date period, revenue increased 45% over the nine months.

●

Tax preparation and accounting revenue increased by $0.1 million in the quarter, up 5% from the same quarter of fiscal 2019. We continue to acquire small firms and expect continued growth on this new client acquisition. We also expect our fiscal fourth quarter tax preparation revenue to exceed normal revenue generation as the extended IRS deadline to July 15 will push revenue in to our fiscal fourth quarter. For the nine-month period, revenue increased to $8.0 million from $7.6 million a year ago, up 6% from the prior-year period.

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Net dealer inventory gains of $1.4 million in the current quarter were the result of approximately $0.5 million of unrealized gains recorded on the value of the company’s investment holdings, and the impact of Winslow’s trading and overall client trading flow. For the nine-month period, revenue increased $0.5 million to $1.4 million.

Expenses

Total expenses increased to $62.4 million in the current fiscal year quarter, up $12.8 million or 26% over the comparative-year quarter. In addition to the inclusion of Winslow in the current year, sales costs were responsible for the remaining increase as the company’s revenue has increased in the lower margin commission and advisory businesses. Professional fees for services to the company primarily associated with the recent B. Riley proposal were offset by lower other administrative expenses, primarily arbitration fees, when compared to the prior-year quarter.

For the nine-month period, total expenses increased $16.7 million to $173.6 million, from $157.0 million a year ago. Consistent with the current quarter, sales costs accounted for the majority of the increase over the period. Combined with sales costs, the inclusion of Winslow’s operating costs this year accounted for the overall increase. Professional fees increased on costs associated with the B. Riley proposal and business acquisition and other matters, however these increases were offset by lower arbitration and litigation expenses recognized versus the prior-year period.

Earnings

The loss before other income and income taxes totaled $0.6 million, versus income of $1.2 million in the fiscal 2019 third quarter. For the nine months, the loss before other income and income taxes was $6.2 million versus a loss of $1.4 million in the prior-year nine-month period.

The net loss attributable to common shareholders was $0.7 million in the fiscal third quarter, compared to income of $0.2 million in the prior-year quarter, and a loss of $4.1 million for the nine-month period in the current year, versus a loss of $1.6 million for the prior-year nine-month period.

These results produced a net loss per share attributable to common shareholders of $0.05 in the current quarter versus income of $0.02 per share in the prior-year quarter, both basic and fully diluted. For the nine-month period, a net loss per share attributable to common shareholders of $0.31 per share, both basic and fully diluted, versus a loss of $0.13 per share in the prior year-to-date period.

Adjusted EBITDA increased to $2.2 million from the $2.0 million recorded in the prior-year quarter, but declined $2.4 million to $1.8 million from the $4.2 million reported in the year-to-date period in fiscal 2019.

Balance Sheet

As of June 30, 2020 National had $30.6 million of cash, versus $30.4 million as of September 30, 2019. The Company's balance sheet remains free of any term debt.

Non-GAAP Measures

The Company considers earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted, an important indicator in evaluating our business on a consistent basis across various periods. EBITDA, as adjusted, enables our Board and management to monitor and evaluate our core operating performance on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. We believe that EBITDA, as adjusted, eliminates items that are not part of our core operations. EBITDA, as adjusted should be considered in addition to, rather than as a substitute for pre-tax income, net income (loss) and cash flows from operating activities.

The Non-GAAP measures shown in this release exclude various items detailed further below.

The Company defines non-GAAP adjusted EBITDA as GAAP net income (loss) excluding: interest expense, income taxes, depreciation and amortization, stock-based compensation, forgivable loan amortization, unrealized gain/loss on the firm’s warrant portfolio, real estate restructuring costs, professional costs associated with the B. Riley proposal, legal and arbitration costs associated with pre-fiscal 2017 lawsuits not covered by insurance, New York City occupancy tax - fiscal 2007 through fiscal 2012, and a gain on disposal of a National Tax branch.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are included with the financial information included in this press release. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Management believes that the presentation of non-GAAP results, when shown in conjunction with corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends related to the company's core operating results.

About National Holdings Corporation

National Holdings Corporation (NHLD) is a full-service investment banking and asset management firm that, through its affiliates, provides a range of services, including independent retail brokerage and advisory services, investment banking, institutional sales and trading, equity research, financial planning, market making, tax preparation, insurance, to corporations, institutions, high net-worth and retail investors. With approximately 1,000 advisors, registered reps, traders, sales associates and corporate staff, National Holdings operates through various subsidiaries including National Securities Corporation, National Asset Management, Inc., National Insurance Corporation, National Tax and Financial Services Inc. (formerly Gilman Ciocia, Inc.), GC Capital Corporation and the Winslow, Evans & Crocker entities. Formed as a holding company in 1996, National Holdings’ largest subsidiary National Securities Corporation has been in business since 1947. National Holdings is headquartered in New York and Florida. For more information, visit www.yournational.com.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are based on management’s current expectations, estimates, projections, beliefs and assumptions about the Company, its current and prospective portfolio investments, and its industry. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, difficult to predict and could cause actual results to differ materially from those expected or forecasted in such forward-looking statements. Actual developments and results are likely to vary materially from these estimates and projections as a result of a number of factors, including the impact of the COVID-19 pandemic, investor confidence may further weaken, negatively affecting brokerage services revenue, investment banking revenue may continue to be negatively affected if market conditions worsen, the value of our carried interest may decline prior to being recognized and other risks described from time to time in National’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and National undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

CONTACT:

Investor Relations:

Email: ir@yournational.com

Telephone: +1 212 417 3638

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June 30, 2020 (Unaudited)	September 30, 2019
ASSETS
Cash	$30,594,000	$30,443,000
Restricted cash	961,000	960,000
Cash deposits with clearing organizations	653,000	436,000
Securities owned, at fair value	7,891,000	12,481,000
Receivables from broker-dealers and clearing organizations	3,645,000	3,490,000
Forgivable loans receivable	4,244,000	1,834,000
Other receivables, net	11,056,000	5,672,000
Prepaid expenses	3,396,000	3,639,000
Fixed assets, net	4,523,000	5,067,000
Intangible assets, net	10,420,000	5,441,000
Goodwill	7,903,000	5,153,000
Deferred tax asset, net	4,776,000	4,560,000
Operating lease assets	14,637,000	—
Other assets	1,475,000	2,031,000
Total Assets	$106,174,000	$81,207,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Accrued commissions and payroll payable	$17,746,000	$18,590,000
Accounts payable and accrued expenses	8,381,000	8,643,000
Deferred clearing and marketing credits	210,000	367,000
Contingent consideration	6,850,000	1,620,000
Operating lease liabilities	16,858,000	—
PPP loans	6,509,000	—
Other	1,870,000	388,000
Total Liabilities	58,424,000	29,608,000

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized; none outstanding	—	—
Common stock $0.02 par value, authorized 75,000,000 shares at June 30, 2020 and September 30, 2019; 13,584,593 shares issued and outstanding at June 30, 2020 and 13,158,441 shares issued and outstanding at September 30, 2019	271,000	263,000
Additional paid-in-capital	92,336,000	90,354,000
Accumulated deficit	(44,857,000)	(40,779,000)
Total National Holdings Corporation Stockholders’ Equity	47,750,000	49,838,000
Non-controlling interest	—	1,761,000
Total Stockholders’ Equity	47,750,000	51,599,000

Total Liabilities and Stockholders’ Equity	$106,174,000	$81,207,000

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Month Period Ended June 30,		Nine Month Period Ended June 30,
	2020	2019	2020	2019
Revenues
Commissions	$30,821,000	$21,434,000	$85,141,000	$65,246,000
Net dealer inventory gains	1,421,000	167,000	1,393,000	933,000
Investment banking	14,730,000	15,824,000	37,515,000	52,692,000
Investment advisory	8,709,000	7,577,000	25,371,000	18,949,000
Interest and dividends	870,000	1,434,000	3,389,000	4,430,000
Transaction fees and clearing services	2,262,000	1,465,000	6,216,000	5,202,000
Tax preparation and accounting	2,807,000	2,675,000	8,046,000	7,572,000
Other	96,000	199,000	370,000	559,000
Total Revenues	61,716,000	50,775,000	167,441,000	155,583,000

Operating Expenses
Commissions, compensation and fees	53,183,000	42,077,000	147,825,000	132,120,000
Clearing fees	611,000	492,000	1,689,000	1,781,000
Communications	814,000	720,000	2,587,000	2,239,000
Occupancy	1,349,000	966,000	3,742,000	2,872,000
License and registration	1,084,000	934,000	3,067,000	2,260,000
Professional fees	2,360,000	1,130,000	6,431,000	4,848,000
Interest	26,000	8,000	63,000	26,000
Depreciation and amortization	755,000	461,000	2,098,000	1,320,000
Other administrative expenses	2,174,000	2,773,000	6,133,000	9,484,000
Total Operating Expenses	62,356,000	49,561,000	173,635,000	156,950,000
Income (Loss) before Other Income (Expense) and Income Taxes	(640,000)	1,214,000	(6,194,000)	(1,367,000)

Other Income (Expense)
Gain on disposal of National Tax branch	—	—	297,000	—
Other income (expense)	10,000	6,000	131,000	18,000
Total Other Income	10,000	6,000	428,000	18,000
Income (Loss) before Income Taxes	(630,000)	1,220,000	(5,766,000)	(1,349,000)

Income tax expense (benefit)	(235,000)	88,000	(1,412,000)	(652,000)
Net Income (Loss)	(395,000)	1,132,000	(4,354,000)	(697,000)

Net (income) loss attributable to non-controlling interest	(327,000)	(899,000)	276,000	(899,000)
Net income (loss) attributable to National Holdings Corporation common shareholders	$(722,000)	$233,000	$(4,078,000)	$(1,596,000)

Net income (loss) per share attributable to National Holdings Corporation common shareholders - Basic	$(0.05)	$0.02	$(0.31)	$(0.13)
Net income (loss) per share attributable to National Holdings Corporation common shareholders - Diluted	$(0.05)	$0.02	$(0.31)	$(0.13)

Weighted average number of shares outstanding - Basic	13,516,869	12,931,660	13,349,669	12,751,712
Weighted average number of shares outstanding - Diluted	13,516,869	13,251,379	13,349,669	12,751,712

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP* ADJUSTED EBITDA

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Net income (loss) attributable to common shareholders, as reported	$(722,000)	$233,000	$(4,078,000)	$(1,596,000)
Interest expense	26,000	8,000	63,000	26,000
Income taxes	(235,000)	88,000	(1,412,000)	(652,000)
Depreciation	255,000	168,000	750,000	509,000
Amortization	500,000	293,000	1,348,000	811,000
EBITDA	(176,000)	790,000	(3,329,000)	(902,000)
Non-cash compensation expense	873,000	720,000	2,318,000	3,522,000
Forgivable loan amortization	262,000	167,000	649,000	500,000
Unrealized loss (gain) on the firm's warrant portfolio	18,000	343,000	989,000	1,065,000
Real estate restructuring costs	91,000	—	98,000	—
Professional fee costs associated with the B. Riley proposal	548,000	—	548,000	—
Legal and arbitration costs associated with pre-fiscal 2017 lawsuits not covered by insurance	113,000	—	297,000	—
New York City occupancy tax - fiscal 2007 through fiscal 2012	490,000	—	490,000	—
Gain on disposal of National Tax branch	—	—	(297,000)	—
EBITDA, as adjusted	$2,219,000	$2,020,000	$1,763,000	$4,185,000

* National defines non-GAAP adjusted EBITDA as GAAP net income (loss) excluding: interest expense, income taxes, depreciation and amortization, stock-based compensation, forgivable loan amortization, unrealized gain/loss on the firm’s warrant portfolio, real estate restructuring costs, professional fee costs associated with the B. Riley proposal, legal and arbitration costs associated with pre-fiscal 2017 lawsuits not covered by insurance, New York City occupancy tax - fiscal 2007 through fiscal 2012 and gain on disposal of a National Tax branch.